Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 26 to the Registration Statement (Form S-11 on Form S-3 No. 333-164703) and related Prospectus of KBS Real Estate Investment Trust III, Inc. for the registration of 80,000,000 shares of its common stock and to the incorporation by reference therein of (i) our report dated March 9, 2015 with respect to the consolidated financial statements and schedule of KBS Real Estate Investment Trust III, Inc., included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2014, filed with the Securities and Exchange Commission; and (ii) our report dated February 4, 2015 with respect to the statement of revenues over certain operating expenses of the Towers at Emeryville for the year ended December 31, 2013, included in its Current Report (Form 8-K/A), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
August 20, 2015